UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2011
Dana Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-1063 (Commission File Number)	26-1531856 (IRS Employer Identification Number)
3939 Technology Drive, Maumee, Ohio 43537
(Address of principal executive offices) (Zip Code)
(419) 887-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Exhibit Index
EX-99.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of President and Chief Executive Officer; Retirement of Executive Chairman
On March 28, 2011, the Board of Directors of Dana Holding Corporation (Dana) appointed Roger J. Wood, 48, President and Chief Executive Officer effective April 18, 2011, succeeding John M. Devine who has served as Interim Chief Executive Officer and President of Dana, in addition to his role as Executive Chairman, since November 2010. Mr. Devine informed the Board that he has elected to retire from Dana effective June 30, 2011. Current lead independent director Keith E. Wandell will become the non-executive Chairman of Dana upon Mr. Devine’s retirement.
Mr. Wood served as Executive Vice President since May 2009 and Group President, Engine since January 2010 at BorgWarner, Inc., a leading, global supplier of highly engineered automotive systems and components. He was President of BorgWarner Turbo Systems Inc. and BorgWarner Emissions Systems Inc. from August 2005 through December 2009. Mr. Wood holds a bachelor’s degree in Engineering Technology from State University College at Buffalo, New York and earned his MBA from Syracuse University.
Under the terms of the agreement in connection with his appointment as President and Chief Executive Officer, Mr. Wood is entitled to the following:
•	$950,000 annual base salary;
•	Upon the achievement of target-level performance, an annual bonus of one hundred fifteen percent (115%) of his annual base salary with his 2011 payout guaranteed at a minimum of seventy-five percent (75%) of his annual base salary;
•	Eligible for annual grants pursuant to the long term incentive program under Dana’s 2008 Omnibus Incentive Plan to be valued at four hundred percent (400%) of his annual base salary. Mr. Wood’s initial grant will occur on his first full day of employment based on the closing stock price that day;
•	300,000 restricted stock units granted as of the effective date of hire and vesting fifty percent (50%) on the first and fifty percent (50%) on the second anniversaries of the effective date of hire;
•	A one-time cash award of $500,000 to purchase (based on after-tax proceeds) Dana common stock within three (3) months of his hire date;
•	A one-time special cash award of $1,500,000 payable in two (2) equal installments;
•	A one-time “true-up” award in 2012 if his prior employer awards performance shares above 100% target level;
•	Appointment to the Dana Board of Directors;

•	Reimbursement of reasonable relocation expenses incurred for relocation of his principal residence and temporary living expenses in accordance with Dana’s relocation program applicable to Dana’s senior executives;
•	All of Dana’s benefit plans or arrangements in effect from time to time with respect generally to senior executives; and
•	Reimbursement for professional fees and costs incurred in connection with the negotiation and documentation of his employment arrangements in an amount not to exceed $25,000.
The executive employment agreement is for an initial term of three-years, subject to extension at the end of the second year for additional one-year terms. Mr. Wood’s executive employment agreement also provides for severance payments and benefits in the event that his position with Dana is involuntarily terminated by Dana without cause or by Mr. Wood for good reason. Additionally, the executive employment agreement includes clawback provisions that apply to his sign-on awards, buy-out elements, and past-service benefits in the event he voluntarily terminates service without good reason or is terminated for cause on or before the third anniversary date of his employment (100% if before the 1st anniversary and pro rata thereafter). Mr. Wood has also waived any right to an excise tax gross up upon an eligible change in control event. For a period of twenty-four (24) months following his termination of employment, Mr. Wood is prohibited from competing against Dana, soliciting its customers or employees, and working for a competitor. Mr. Wood has also agreed that he will not disclose Dana’s confidential information.
The preceding summary of Mr. Wood’s executive employment agreement is qualified in its entirety by reference to the text of his agreement.
A copy of Dana’s press release related to Mr. Wood’s appointment is being furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits. The following exhibits are filed or furnished with this report.

Exhibit No.	Description
99.1	Dana Holding Corporation Press Release dated March 30, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA HOLDING CORPORATION
Date: April 1, 2011	By:	/s/ Marc S. Levin
		Name:	Marc S. Levin
		Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Dana Holding Corporation Press Release dated March 30, 2011

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